                                                                      Exhibit 2

                       STOCK AND ASSET PURCHASE AGREEMENT
                       ----------------------------------



     THIS STOCK AND ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 25th day of September, 1995, by and between RAYTHEON COMPANY, a Delaware corporation (the "Seller"), and HOUGHTON MIFFLIN COMPANY, a Massachusetts corporation (the "Buyer").

     The Seller, through its D.C. Heath and Company division (the "Heath Division"), and its subsidiary D.C. Heath, Canada, Ltd. ("Heath Canada"), is engaged in the publication of textbooks and educational materials for the school and college markets in the United States and Canada (the "Heath Business"); and

     The Seller desires to sell and the Buyer desires to purchase the Heath Business.

     In connection with the negotiation and preparation of this Agreement, the Seller has prepared, and the Buyer has reviewed, a set of disclosure schedules, dated the date hereof and delivered separately as one or more volumes (the "Disclosure Schedule", with any reference in this Agreement to a Schedule being a reference to the Disclosure Schedule).

     In consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:


                                   Article 1
                                   ---------

                               Purchase And Sale
                               -----------------

     1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the properties, assets and business of the Heath Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, in each case with the exception of the Excluded Assets (as defined in Section 1.2) (all of which assets are hereinafter referred to collectively as the "Acquired Assets"), including, without limitation:

           (a) All of the Seller's notes receivable and miscellaneous receivables outstanding on the Closing Date, as reflected on the Closing

      Balance Sheet (as defined in Section 3.2), as finally adjusted pursuant to Section 3.2;

           (b) That portion of the Baseline Receivables (as defined in Article
      13) outstanding at Closing owned by the Seller (and not by Heath Canada);

           (c) All of the Seller's inventories held for use solely in the Heath Business, including raw materials, work in process and finished goods (the "Inventories"), as reflected on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2);

           (d) All of the Seller's prepaid expenses relating solely to the Heath Business, as reflected on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2);

           (e) All of the Seller's rights:

                  (i) with respect to the real property owned by the Seller and listed on Schedule 1.1(e)(i) hereto (the "Owned Real Property") and, to the extent transferable, all of the Seller's rights under any governmental permits and licenses related to the Owned Real Property;

                  (ii) under the real property leases listed on Schedule
             1.1(e)(ii) hereto (the "Real Property Leases") relating to the real property described in the Real Property Leases (the "Leased Real Property");

                  (iii) under the Spring Street Lease, referred to in Section
             9.7, to be entered into for the Seller's facility at 125 Spring Street, Lexington, Massachusetts (the "Heath Headquarters");

                  (iv) except as provided otherwise with respect to the Heath
             Headquarters under the terms of the Spring Street Lease, any and all fixtures, machinery, installations, equipment (including laptops and other portable computers), furniture, tools, spare parts, supplies, materials and other personal property owned by the Seller, used in the Heath Business;

           (f) All of the Seller's deferred charges relating solely to the Heath Business, as reflected on the Closing Balance Sheet (as finally adjusted pursuant to Section 3.2);

           (g) All of the Seller's rights under all leases of personal property used in connection with the Heath Business;

           (h) All of the Heath Business's good will and all of the Seller's rights to use the name of Heath as all or part of a trade or corporate name;

           (i) All right, title and interest of Seller in and to all books and other publications, published and unpublished, relating to the Heath Business, including without limitation the list of publications attached hereto as Schedule 1.1(i) (the "Works"); all titles, manuscripts, composition, art work, and film relating to the Works; all sales support and promotional materials, advertising materials and production, sales, and marketing files relating to the Works; and all advances and other rights and interests in and to the Works;

           (j) All of the Seller's rights under all contracts and agreements relating to the Heath Business, including without limitation joint venture agreements, distribution agreements, license agreements, agreements with authors, editors, contributors, and others with respect to the Works, state and local adoption contracts relating to the Works, work-for-hire contracts and development contracts relating to the Heath Business;

           (k) All of the Seller's rights under purchase orders outstanding on the Closing Date and relating to the Heath Business;

           (l) All of the Seller's rights with respect to trademarks, trade names, titles, copyrights (registered and unregistered), subsidiary rights to all editions of the Works and all components thereof (including but not limited to pupil books and Teacher Editions), copyrights for multimedia programs, designs, patents, colophons and licenses and applications with respect to the foregoing, in each case used in connection with the Heath Business;

           (m) All of the Seller's rights with respect to all computer software programs used in the Heath Business; and

           (n) Subject to Section 11.12, all records of the Seller relating to the Heath Business, including, without limitation, property records, production records, purchasing and sales records, personnel and payroll records, customer lists, accounting records and such other records as the Buyer may reasonably require to conduct the Heath Business subsequent to the Closing.

     1.2. Excluded Assets. Notwithstanding the foregoing, the Seller is not selling and the Buyer is not purchasing pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the "Excluded Assets"):

           (a) any of the Seller's title to, interest in or rights with respect to any real property other than the title to, interest in or rights transferred to the Buyer pursuant to Section 1.1(e);


           (b) any of the Seller's trade accounts receivable other than the Baseline Receivables;

           (c) any of the Seller's cash, marketable or other securities, commercial paper and cash equivalents or other investments (other than the Shares (as defined in Section 1.3)), on hand or in bank accounts, and all of the Seller's bank accounts;

           (d) any Support Assets; for purposes of this Agreement "Support Assets" means assets (including computers and any software embodied in such computers) of the Seller not located at the Heath Headquarters, the Owned Real Property or the Leased Real Property used to provide support or administrative functions on behalf of the Heath Business and any communication or data network systems used in the Heath Business but not used solely in the Heath Business. An example of these functions are the support functions provided to the Heath Business and charged to the G&A allocation charged to the Heath Business;

           (e) any prepaid expenses of Seller relating to the Heath Business that do not relate solely to the Heath Business and are not reflected on the Closing Balance Sheet;

           (f) any other assets of the Seller not used in the Heath Business;

            (g) any rights to the tradename, trademark or corporate name "Raytheon" and any derivations thereof, except to the extent of the rights granted Buyer under Section 11.13; and

            (h) (x) all corporate records of the Seller, and (y) all financial, tax and other records and files of the Seller that (i) do not relate to the Heath Business or (ii) relate to the Heath Business but do not relate solely to the Heath Business.

     1.3. Purchased Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof, the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, 1,000 common shares in the capital of Heath Canada (the "Shares"), constituting all of the issued and outstanding shares in the capital stock of Heath Canada.

                                   Article 2
                                   ---------

                       Assumption of Certain Obligations
                       ---------------------------------

     2.1. Assumption of Liabilities. Upon the sale and purchase of the Acquired Assets, Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms all liabilities of the Seller relating to the Heath Business of any nature, fixed or contingent or known or unknown; provided, however, that Buyer shall not assume and shall not pay the following liabilities:

           (a) Liabilities incurred by Seller in connection with this Agreement and the transactions provided for herein, including, without limitation, counsel and accountant's fees, and expenses pertaining to the performance by Seller of its obligations hereunder;

           (b) Liabilities for Indebtedness (as defined in Article 18);

           (c) Except for those Taxes (as defined in Article 18) for which the Buyer is responsible pursuant to Article 15 or Section 19.3, liabilities for Taxes of Seller (whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller in connection with this Agreement and the transactions provided for herein), including those liabilities that remain the responsibility of the Seller pursuant to Article 15 and any liability for Taxes arising out of the inclusion of Seller in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability;

           (d) Except for all liabilities relating to the matters identified in
      Schedule 5.9 under the headings "BOSTON GRAPHICS V. HEATH" and "Optical Data Corporation," which the Buyer shall assume, all liabilities in connection with or relating to the actions, suits, claims, proceedings, demands, assessments and judgments referred to on Schedule 5.9, and all costs, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third-party claims) associated therewith, including, without limitation, interest, penalties, reasonable attorneys' and accountants' fees and all amounts paid in investigation, defense or settlement of any of the foregoing;

           (e) Those liabilities of Seller under its pension and health and welfare benefit plans retained by it pursuant to Sections 11.2 through
      11.5 hereof;

           (f) Liabilities of Seller in respect of severance agreements, arrangements or obligations with or to employees of Seller who are offered employment by the Buyer in accordance with Section 11.1 but who decline such offer ; and

           (g) All liabilities incurred in connection with "stay-put" arrangements implemented in connection with the sale of the Heath Business, including without limitation "stay-put" bonuses and special compensation for certain persons employed by Seller.

The liabilities to be assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Assumed Obligations" and the liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities," which Excluded Liabilities Seller covenants it shall pay, satisfy and discharge in full when due. The assumption of said liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of said liabilities.


                                   Article 3
                                   ---------

                                 Purchase Price
                                 --------------

     3.1. Purchase Price. At the Closing, the Buyer shall pay Four Hundred and Fifty-Five Million Dollars ($455,000,000) to the Seller, as the aggregate purchase price for the Acquired Assets and the Shares, subject to adjustment as provided in Section 3.2 hereof (the "Purchase Price"), by wire transfer of same day funds. The Purchase Price shall be allocated among the Acquired Assets and the Shares in a manner to be agreed upon by Buyer and Seller prior to the Closing, except that the Purchase Price allocated to property, plant and equipment shall equal its book value on the Closing Balance Sheet. All references to dollars herein are to United States dollars.

     3.2. Purchase Price Adjustments.

           (a) Included as Schedule 3.2(a) under the heading "Target" is an unaudited projected consolidated balance sheet of the Heath Business at September 30, 1995 (the "Target Balance Sheet"). The Target Balance Sheet is a forecasted balance sheet prepared on a basis consistent with the principles used to prepare the July Balance Sheet referred to in
      Section 5.6, except that (i) the Target Balance Sheet is a forecast only,
      (ii) no cash is reflected on the Target Balance Sheet, (iii) the amount of trade accounts receivable of the Heath Business has been set at $5,000,000, net of the entire reserve for product returns, (iv) the Target Balance Sheet does not have an accrual for Income Taxes (as defined in Article 18) payable by the Seller and (v) the intercompany account referred to in the July Balance Sheet (the "Intercompany Account") has been closed out. Attached as Schedule 3.2(b) is a description of the Seller's accounting policies used to determine the reserves set forth on the Target Balance Sheet for excess and obsolete inventory and for product returns.

           (b) Within forty-five (45) days after the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited consolidated balance sheet of the Heath Business as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet").
      The Closing Balance Sheet shall be prepared on the same basis as the July Balance Sheet (including without limitation the accounting policies described on Schedule 3.2(b)), except that the Closing Balance Sheet (i) will not include any cash or cash equivalents of the Heath Division but will include any cash or cash equivalents on hand at Heath Canada at Closing, (ii) will include the Baseline Receivables and no other trade accounts receivable of the Seller, (iii) will not have an accrual for Income Taxes payable by the Seller and (iv) will reflect that the Intercompany Account has been closed out.

           (c) When the Seller delivers the Closing Balance Sheet, the Seller shall also deliver a certificate (i) certifying that the Closing Balance Sheet was prepared in accordance with paragraph (b) above, and (ii) containing the Seller's calculations, based on the Closing Balance Sheet (the "Seller's Proposed Calculations"), of the Net Assets as of the Closing Date. As used in this Agreement "Net Assets" means (i) in the case of the Heath Division, the Acquired Assets and Assumed Obligations and (ii) in the case of Heath Canada, the assets and liabilities of Heath Canada outstanding at Closing, other than any liability for Taxes for which the Seller will be responsible pursuant to Article 15.

           (d) Within thirty (30) days after receipt of the Closing Balance Sheet and the accompanying certificate, the Buyer shall notify the Seller of its agreement or disagreement with the Closing Balance Sheet and the accuracy of any of the Seller's Proposed Calculations; provided, that the Buyer may only dispute the Closing Balance Sheet and the Seller's Proposed Calculations to the extent that they deviate from the requirements of paragraphs (b) and (c) above. If the Buyer disputes any such aspect of the Closing Balance Sheet or the amount of any of the Seller's Proposed Calculations, then the Buyer shall have the right to direct its independent accountants, at the Buyer's expense, to review and test the Closing Balance Sheet. The Buyer's accountants shall complete their review and test within thirty (30) days after the date the Buyer disputes the Seller's Proposed Calculations. If the Buyer and its independent accountants, after such review and test, still disagree with the Seller's Proposed Calculations, and the Seller does not accept the Buyer's proposed alternative calculations (the "Buyer's Proposed Calculations"), then, within thirty (30) days after the date of the Seller's rejection of the Buyer's Proposed Calculations, the Seller and the Buyer shall select a third nationally recognized independent accounting firm (the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting its own review and test of the Closing Balance Sheet and thereafter selecting either the Buyer's Proposed Calculation of the Remaining Disputed Items or the Seller's Proposed Calculation of the Remaining Disputed Items or an amount in between the two. The Independent Accounting Firm shall be instructed (i) that the scope of its review shall be limited solely to the Remaining Disputed Items, (ii) that it shall accept the Closing Balance Sheet and the Seller's Proposed Calculations except to the extent that they deviate from the requirements of paragraph (b) above, and (iii) that it is to use every reasonable effort to complete such assignment and deliver copies of such opinion and, if required, a revised Closing Balance Sheet to the Buyer and the Seller within thirty (30) days following the date such Remaining Disputed Items are referred to it. The Buyer and the Seller agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid jointly by the Buyer and the Seller.

           (e) Upon the determination pursuant to paragraph (d) of this Section
      3.2 of the definitive Closing Balance Sheet and the Net Assets as of the Closing Date, the Purchase Price shall be either (i) increased by the amount, if any, by which the amount of Net Assets is greater than $123,582,000 or (ii) decreased by the amount, if any, by which the amount of Net Assets is less than $123,582,000 (the "Adjustment"). If the Purchase Price is increased, the Buyer shall pay such amount to the Seller, and if the Purchase Price is decreased the Seller shall pay such amount to the Buyer. Any such payment shall be made in cash or same day funds within ten (10) days after the determination of the Adjustment pursuant to paragraph (d).

                                   Article 4
                                   ---------

                                    Closing
                                    -------

     4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts, on the fifth business day following completion of the regulatory approvals referred to in Section 7.1, or at such other time or such other place as the Buyer and the Seller may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date". The Closing will be deemed to be effective for purposes of this Agreement as of the opening of business on the Closing Date.

     4.2. Transactions at Closing.  At the Closing:

           (a) The Seller shall deliver to the Buyer certificates representing the Shares, with duly executed stock powers attached.


           (b) The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer all of the Seller's title to the Acquired Assets.

           (c) The Buyer shall deliver the Purchase Price by wire transfer to the Seller.

           (d) The Buyer shall duly execute and deliver to the Seller such instruments of assumption with respect to the Assumed Obligations as the Seller may reasonably request.


                                   Article 5
                                   ---------

                    Representations And Warranties Of Seller
                    ----------------------------------------

     The Seller represents and warrants to the Buyer as follows:

     5.1. Incorporation; Authority. Each of the Seller and Heath Canada is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on the Heath Business as now conducted. Heath Canada has delivered or made available to the Buyer copies of its articles of incorporation and by-laws or other organizational documents, and all amendments thereto.

     5.2. Rights to Sell Acquired Assets and Shares; Approvals; Binding Effect. The Seller has all requisite corporate power and authority to enter into this Agreement, to perform all of its agreements and obligations hereunder in accordance with its terms, and to sell and transfer to the Buyer all of the Shares and Acquired Assets. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     5.3. Subsidiaries. Heath Canada does not have any Subsidiaries (as defined in Article 18) and does not own or hold of record and/or beneficially any shares of any class in the capital of any corporation or any ownership interest of any kind of any other Person (as defined in Article 18).

     5.4. Capitalization. The authorized capital of Heath Canada consists of 1,000 common shares, all of which are issued and outstanding on the date hereof. All such outstanding shares of capital stock of Heath Canada are owned by the Seller, are being sold by the Seller to the Buyer pursuant hereto and are validly issued and outstanding, fully paid and non-assessable. Except for this Agreement, there are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any shares of Heath Canada.

     5.5. Title to Assets and Shares. The Seller owns or has the right to transfer all of the Acquired Assets. At and as of the Closing, the Seller will convey to the Buyer good and marketable title to the Acquired Assets, and will convey to the Buyer record and beneficial ownership of the Shares, in each case free and clear of all Encumbrances (as defined in Article 18) except for Permitted Encumbrances (as defined in Article 18).

     5.6. Financial Statements. The Seller has furnished to the Buyer, and attached as Schedule 5.6 hereto are, copies of (a) the unaudited balance sheets of the Heath Business as of December 31, 1993 and 1994, and unaudited income statements of the Heath Business for the years then ended, and (b) the unaudited balance sheet of the Heath Business as of the Seller's fiscal month end for July 1995 (the "July Balance Sheet"), and an income statement of the Heath Business for the seven fiscal months ended on such date. Each of such financial statements has been prepared in accordance with the Seller's internal accounting principles, consistent with prior periods, except that in 1995 the Heath Business began booking depository sales on a monthly basis, the Heath Business effected a one-time reduction in the level of excess and obsolete inventory reserves and the Heath Business changed its policy concerning teachers editions from expense to inventory; each of such balance sheets fairly presents in all material respects the financial condition of the Heath Business as of its respective date; and each of such income statements fairly presents in all material respects the results of operations of the Heath Business for the period covered thereby.

     5.7. Absence of Certain Changes. Except as set forth on Schedule 5.7, from the date of the July Balance Sheet to the date of this Agreement the Heath Business has operated only in the ordinary course and there has not been:

           (a) except for changes resulting from the new accounting policies described in Section 5.6, any change in the condition (financial or otherwise), results of operations, assets, liabilities or business of the Heath Business which, individually or in the aggregate, has had a Material Adverse Effect (as defined in Article 18);

           (b) any acquisition or disposition by the Seller or Heath Canada outside the ordinary course of business of any asset or property used solely in the Heath Business;

           (c) any damage, destruction or casualty loss to any asset of the Seller or Heath Canada and relating to the Heath Business, whether or not covered by insurance, which has had a Material Adverse Effect;

           (d) any declaration, setting aside or payment of any dividend or any other distributions (direct or indirect) in respect of the Shares;

           (e) any direct or indirect redemption, purchase or other acquisition of any Shares or any commitment for such issuance, redemption, purchase, or other acquisition;

           (f) any increase in (or commitment to increase) the compensation, pension or other benefits payable or to become payable to any of the officers, employees, agents or representatives of the Heath Business or any bonus payments or arrangements made to or with any of them, that will constitute an Assumed Obligation or an obligation of Heath Canada after the Closing, other than (i) increases in total compensation amounting to less than $20,000 individually or in base salary amounting to less than $5,000 individually and in each case effected on a basis consistent with the past practice of the Seller or Heath Canada and (ii) any increase required under the terms of any of the benefit plans listed on Schedule
      5.12 hereto or the incentive plans referred to in Section 11.10;

           (g) any voluntary forgiveness or cancellation of any debt or claim of the Heath Business in excess of $5,000 or any voluntary waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business;

           (h) the imposition of any Encumbrance on any of the assets of the Heath Business except for Permitted Encumbrances;

           (i) any lapse of any intellectual property right or termination of any agreement under which the Seller (insofar as it relates to the Heath Business) or Heath Canada has any right or license, the lapse or termination of which singly or in the aggregate would have a Material Adverse Effect;

           (j) any lapse, termination or expiration of any contract or agreement, including any joint venture agreement, distribution agreement, license agreement, author contract, work-for-hire or development contract, to which the Seller (insofar as it relates to the Heath Business) or Heath Canada had been a party, the lapse, termination or expiration of which would singly or in the aggregate result in a Material Adverse Effect; or

           (k) any intercompany transactions relating to the Heath Business with any Affiliate (as defined in Article 18) of the Seller, other than Heath Canada, except (i) in the ordinary course operation of the Heath Business or (ii) involving consideration or transfers in any one transaction of not more than $10,000 and not more than $100,000 in the aggregate.

      5.8. Indebtedness. Except for Indebtedness (i) listed on Schedule 5.8 hereto, (ii) reflected or reserved against in the July Balance Sheet or (iii) incurred after the date of the July Balance Sheet in the ordinary course operation of the Heath Business, Heath Canada has no Indebtedness outstanding at the date hereof. Heath Canada is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, except for any defaults that singly or in the aggregate would not have a Material Adverse Effect.

      5.9. Litigation, Etc. As of the date of this Agreement no proceeding, arbitration, action or suit is pending against the Seller (insofar as it relates to the Heath Business) or Heath Canada except as set forth on Schedule
5.9 hereto. To the Seller's knowledge, as of the date of this Agreement no proceeding, arbitration, action or suit is threatened against the Seller (insofar as it relates to the Heath Business) or Heath Canada, except as set forth on Schedule 5.9 hereto and except for any such proceeding, arbitration, action, or suit that, singly or in the aggregate, would not have a Material Adverse Effect. As of the date of this Agreement, neither the Seller (insofar as it relates to the Heath Business) nor Heath Canada has received any written notice from any governmental authority of any pending or threatened governmental investigation relating to the Heath Business which, if concluded with a determination adverse to the Heath Business, would have a Material Adverse Effect.

      5.10. Labor Relations. Except as set forth on Schedule 5.10, as of the date of this Agreement there is no charge pending or, to the knowledge of the Seller, threatened against the Seller or Heath Canada alleging, with respect to any employee or employees of the Heath Business, any violation of any statute or regulation relating to employment and employment practices, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any court, agency, or other judicial or arbitral body, except for any such violation that singly or in the aggregate would not have a Material Adverse Effect. As of the date of this Agreement, there is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Seller's knowledge, threatened against the Seller (with respect to employees of the Heath Business) or Heath Canada. No employees of the Heath Business are covered by any collective bargaining agreement; as of the date of this Agreement no collective bargaining agreement or other labor union agreement or agreement with organized labor for employees of the Heath Business is currently being negotiated or pending negotiation; and as of the date of this Agreement Seller is not obligated to recognize any union as a collective bargaining representative of any employees of the Heath Business, no petition for a representation election among any employees of the Heath Business is pending and to the Seller's knowledge no union is actively attempting to organize any employees of the Heath Business. Except as set forth on SCHEDULE 5.10 hereto, there has been no material concerted work stoppage with respect to the Heath Business during the last three years.

     5.11. Contracts. Except for contracts, commitments, plans, agreements and licenses listed on Schedule 5.11(a), Schedule 5.12 or Schedule 11.10, as of the date of this Agreement (or as of such other date set forth in Schedule 5.11(a)), neither the Seller (insofar as it relates to the Heath Business) nor Heath Canada is a party to or otherwise bound by:

           (a) except for any contract or agreement that will not constitute an Assumed Obligation or an obligation of Heath Canada after the Closing, is terminable at will without penalty or provides for less than $50,000 in compensation per year, any employment or consulting contract or agreement with any director, officer or employee of the Heath Business or any arrangement relating to deferred compensation for any director, officer or employee;

           (b) except for any contract, lease or license that is an Excluded Asset, any contract for the lease or sublease as lessee, lessor, sublessee or sublessor of real or personal property of the Heath Business, or any license of computer software used in the Heath Business in a manner that is material to the operation of the Heath Business, requiring payments in excess of $25,000 per year;

           (c) except for purchase orders issued in the ordinary course of business, any contract requiring payments in excess of $25,000 for the purchase or sale of any personal property used in the Heath Business;

           (d) any contract or agreement with any sales agent or distributor of publications or multimedia products of the Heath Business that is reasonably likely to require net payments in excess of $50,000 during 1996;

           (e) any contract or agreement containing non-competition covenants limiting the freedom of the Seller or Heath Canada to operate the Heath Business;

           (f) any partnership, joint venture or consortium agreement representing more than $1,000,000 of the Heath Business' sales in 1994 or that the Seller reasonably believes as of the date of this Agreement will represent more than $1,000,000 of the Heath Business' sales in 1995;

           (g) any author contracts, work-for-hire contracts or development contracts relating solely to the Heath Business and requiring estimated or actual annual payments in 1995 in excess of $100,000;

           (h) any contract or agreement with a printer entered into outside the ordinary course of business that is material to the Heath Business; or

           (i) any contract or agreement for guaranty, indemnity or suretyship of Indebtedness of the Heath Business in excess of $100,000.

     Neither the Seller nor Heath Canada, or to the knowledge of the Seller, any other party to any contract, agreement, lease or instrument listed on
Schedule 5.11(a) is, as of the date of this Agreement, in default in complying with any provisions thereof, except for any such default that would not have a Material Adverse Effect. Attached as Schedule 5.11(b) is a list of all royalty payments made by the Heath Business for its most recent royalty period. Attached as Schedule 5.11(c) is a list of all open commitments of the Heath Business for unliquidated royalty advances as of September 22, 1995. Attached as Schedule 5.11(d) is a purchase order line item listing of open commitments in excess of $5,000 as of a current date for editorial and plant development.

     5.12. Pensions and Benefits.

           (a) Except as set forth on Schedule 5.12(a) hereto, as of the date of this Agreement, the Seller does not maintain or have any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or other benefit program (a "Non-ERISA Plan"), in either case, for the benefit of any officers, employees or consultants of the Heath Business. The Seller has heretofore delivered or made available to the Buyer copies or summaries of each such ERISA Plan and Non-ERISA Plan and any associated funding instruments and, with respect to any such ERISA Plan, the most recently completed annual report (with any required attachments), the most recent IRS determination letter, and any other advisory opinions or rulings applicable to such Plan.

           (b) Except as set forth on Schedule 5.12(b) hereto, Heath Canada does not maintain or have any obligation to make contributions to any employee health or welfare, retirement, profit sharing, stock option, stock bonus or other benefit program for the benefit of any officers, employees or consultants of Heath Canada (a "Canadian Plan"). The Seller has previously delivered or made available to the Buyer copies or summaries of each such Canadian Plan and any associated funding instruments.

           (c) To the Seller's knowledge, the Raytheon Company Pension Plan for Salaried Employees and the Raytheon Company Pension Plan for Hourly Employees (the "Seller's Retirement Plans") and the Retirement Plan for Employees of D.C. Heath Canada, Ltd. (the "Canadian Retirement Plan") have been maintained and operated in all material respects in accordance with all federal, state, provincial and local laws applicable to such plans, and the terms and conditions of the respective plan documents. Except as set forth on Schedule 5.12(c) hereto, as of the date of this Agreement no action, suit, proceeding or investigation is pending or, to the knowledge of the Seller, threatened against any Canadian Plan, other than routine claims for benefits.

           (d) With respect to any ERISA Plan or Non-ERISA Plan, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) event or condition which presents a material risk of plan termination or any other event that may cause Seller, Heath Canada or Buyer to incur liability or have a lien imposed on its assets under the Code, ERISA or any other applicable statute.

           (e) To the Seller's knowledge, in connection with the Heath Business no party has failed to comply with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 607 of ERISA in respect of the ERISA Plans.

     5.13. Intellectual Property

           (a) Except as described in Schedule 5.13, (i) Seller or Heath Canada owns or licenses sufficient rights, title and interest in all material copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") required to conduct the Heath Business as presently conducted; (ii) as of the date of this Agreement there are no proceedings, arbitrations, actions or suits pending or to the Seller's knowledge threatened, and no unresolved written claims outstanding, which challenge the rights of Seller or Heath Canada in respect thereof or charge the Seller or Heath Canada with infringement of any adversely held Intellectual Property, except for any proceedings, arbitrations, actions, suits or claims that singly or in the aggregate will not have a Material Adverse Effect; and (iii) except for any of the Excluded Assets to be made available to the Buyer pursuant to the Spring Street Lease or Section 11.14, Seller and Heath Canada have the right to use all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for the operation of the Heath Business as presently conducted.

           (b) To the Seller's knowledge, as of the date of this Agreement there exists no infringement by others of any of the Sellers or Heath Canada's

      Intellectual Property rights relating to the Heath Business, except for any such infringement that singly or in the aggregate will not have a Material Adverse Effect.

           (c) To the Seller's knowledge, the Works do not contain any material which infringes upon any copyright or other proprietary right of any third party or which is libelous, an invasion of privacy or otherwise unlawful, except for any such material that singly or in the aggregate will not have a Material Adverse Effect. Neither Seller nor Heath Canada is making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employee of Seller or Heath Canada, except for any unauthorized uses that singly or in the aggregate will not have a Material Adverse Effect. Except as set forth in Schedule 5.13, neither the Seller (insofar as it relates to the Heath Business) nor Heath Canada is violating any confidentiality agreement with any third party, and to the Seller's knowledge none of their employees (with respect to the Seller, insofar as it relates to the Heath Business) is violating any such agreement, except for any violations that singly or in the aggregate will not have a Material Adverse Effect.

     5.14. Governmental Consent. Except for the approval required with respect to the HSR Act (as defined in Section 7.1), consents to transfer required with respect to book adoption contracts with governments or governmental agencies, as set forth on Schedule 5.14, and for those other items set forth on Schedule 5.14, no consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, on the part of the Seller or Heath Canada, is required in connection with the consummation of any of the transactions contemplated hereby, except for any approval, authorization, registration, designation, declaration or filing that, if not obtained or made, would not have a Material Adverse Effect, and would not materially adversely affect the ability of the Seller to perform its obligations under this Agreement.

     5.15. Compliance With Laws, Etc.   Except as set forth on Schedule 5.15
hereto, each of the Seller (insofar as it relates to the operation of the Heath Business) and Heath Canada is in compliance with all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs and injunctions applicable to it, except for any non-compliance that would not have a Material Adverse Effect. Except as set forth on Schedule 5.15, each of the Seller and Heath Canada has obtained all permits, licenses, registrations, franchises, certifications and other approvals (collectively, "Approvals") required from federal, state, provincial or local authorities in order for Seller and Heath Canada to conduct the Heath Business as presently conducted, except for those Approvals that if not obtained would not result in a Material Adverse Effect.

     5.16. Location of Inventories. Except for the Owned Real Property, Leased Real Property and Heath Headquarters, Schedule 5.16 hereto specifies all locations at which Inventories or inventories of Heath Canada, having an aggregate value in excess of $100,000, are located as of the date of this Agreement.

     5.17. Customers and Suppliers. Schedule 5.17(a) hereto sets forth a list of each paying account that represented more than 1% of gross school sales in 1994 or more than 1% of the gross college sales in 1994 of the Heath Business.
Schedule 5.17(b) sets forth a list of the ten largest suppliers of goods and materials to the Heath Business in terms of purchases during the fiscal year ended December 31, 1994, showing the approximate total purchases of the Heath Business from each supplier during the fiscal year ended December 31, 1994. Except as set forth in Schedule 5.17(b), as of the date of this Agreement there has not been any material adverse change in the business relationship of the Heath Business with any supplier named in such Schedule since January 1, 1995.

     5.18. Environmental Matters.

           (a) Except as set forth in Schedule 5.18 hereto, (i) the Owned Real Property and the Leased Real Property and all improvements thereon are in compliance with all applicable Environmental Laws, (ii) neither the Seller (insofar as it relates to the Heath Business) or Heath Canada nor, to the Seller's knowledge, any person using or occupying the Owned Real Property or the Leased Real Property or any part thereof, is in violation of any Environmental Laws, (iii) the Seller and Heath Canada hold, and are in compliance with, all permits, licenses, and approvals required by applicable Environmental Laws for all their operations and activities at the Owned Real Property and the Leased Real Property, and all such permits, licenses, and approvals were duly issued and are in full force and effect, and (iv) neither the Seller nor Heath Canada has in the past violated in connection with the Owned Real Property or Leased Real Property, or has any liability under, any Environmental Law, except in the case of clauses (i) to (iv) above for any non-compliance, violation or liability of the types listed above that would not individually or in the aggregate have a Material Adverse Effect.

           (b) Except as set forth in Schedule 5.18 hereto, (i) neither the Seller nor Heath Canada has at any time transported, or arranged for the transport of, any Hazardous Material from the Owned Real Property or the Leased Real Property or released or disposed of, or allowed the release or disposal of, any Hazardous Materials on or at the Owned Real Property or the Leased Real Property, except for any transportation, releases or disposals that singly or in the aggregate will not have a Material Adverse Effect, and (ii) to the Seller's knowledge, no Hazardous Material is now or has been located, released, disposed of, stored on, or transported at or from the Owned Real Property or the Leased Real Property, except for any releases, disposals, storage or transportation that singly or in the aggregate will not have a Material Adverse Effect, and no underground storage tanks are or have been located on the Owned Real Property.

           (c) With respect to any Leased Real Property or Owned Real Property or any real property currently owned or occupied by Heath Canada, any current or former operations of the Seller or Heath Canada, or any waste materials generated by the Seller or Heath Canada at any time, in each case with respect to the Seller only in connection with the Heath Business, the Seller and Heath Canada have not (i) entered into or been subject to any consent decree or governmental agency order regarding environmental matters, (ii) received any information request, notice, demand, administrative inquiry, or formal or informal complaint or claim from any party (including, without limitation, a governmental authority) with respect to environmental matters, or (iii) been subject to or threatened with any governmental or citizen enforcement or other action regarding environmental matters, except for any of the above that would not individually or in the aggregate have a Material Adverse Effect.

           (d) For purposes of this Section 5.18, the term "Environmental Laws" shall mean all federal, state, or local laws, regulations, rules, ordinances, and by-laws relating to environmental matters, including, without limitation, those relating to the release, discharge, emission, generation, treatment, storage, or disposal of Hazardous Materials. For purposes of this Section 5.18, the term "Hazardous Materials" shall mean any oil, petroleum, asbestos or asbestos-containing material, pollutant, contaminant, hazardous waste, or hazardous substance, as those terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section
      Section 6901 et seq., or any other Environmental Law.

     5.19. No Defaults. The entering into of this Agreement, the performance and compliance by the Seller with the terms hereof, and the consummation of all the transactions contemplated hereby, will not either currently, or after notice or lapse of time or both:

           (a) result in a violation of any provision of the charter, by-laws or other organizational documents of the Seller or Heath Canada; or

           (b) result in a violation by the Seller or Heath Canada of any statute, regulation, order, law, ordinance or restriction applicable to the Seller or Heath Canada, other than any violation which singly or in the aggregate would not have a Material Adverse Effect; or

           (c) result in a violation by the Seller or Heath Canada of any judgment, order or decree of any court or judicial or quasi-judicial tribunal applicable to the Seller or Heath Canada, other than any violation which singly or in the aggregate would not have a Material Adverse Effect.

     5.20. Brokers. Except for CS First Boston Corporation, whose fees and expenses will be paid by the Seller, no finder, broker, agent or other intermediary has worked for or on behalf of the Seller or Heath Canada in connection with the negotiation or consummation of the transactions contemplated hereby.

     5.21. Real and Personal Property.

           (a) Owned Real Property. All of the real property owned by Seller and used in or necessary for the operation of the Heath Business is identified on Schedule 1.1(e)(i) as "Owned Real Property". Seller hereby makes the following representations and warranties with respect to the Owned Real Property:

                  (i) Title and Description.  Seller has good, clear, record and marketable fee simple title to the Owned Real Property, free and clear of all mortgages, deeds of trust, ground leases, assessments, leases and tenancies, claims, covenants, conditions, restrictions, easements, judgments or other encumbrances and free of encroachments onto or off of the Owned Real Property, except for Permitted Encumbrances (as defined in Article 18).

                  (ii) Compliance With Law; Governmental Approvals.  Seller has
             received no notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Owned Real Property that has not been corrected heretofore and the Owned Real Property is now in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, except for any violations or non-compliance that singly or in the aggregate would not have a Material Adverse Effect. Seller has received no written notice of any pending or threatened real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Owned Real Property.

           (b) Leased Real Property. All of the real property leased by Seller as tenant or lessee and used in or necessary for the operation of the Heath Business is identified on Schedule 1.1(e)(ii) as "Leased Real Property." Seller hereby makes the following representations and warranties with respect to the Leased Real Property:

                  (i) Leases.  The copies of the leases of the Leased Real
             Property (collectively, the "Leases") delivered by Seller to Buyer and the information with respect to each of the Leases set forth in Schedule 1.1(e)(ii) is complete, accurate, true and correct in all material respects. With respect to each of the Leases:

                         (A) each of the Leases is in full force and effect and
                    has not been modified, amended, or altered, in writing or otherwise; and

                         (B) neither the Seller or Heath Canada nor, to the
                    Seller's knowledge, the other party or parties thereto, is in default under any of the Leases, except for those defaults that singly or in the aggregate will not have a Material Adverse Effect.


                                   Article 6
                                   ---------

                  Representations and Warranties of the Buyer
                  -------------------------------------------

     The Buyer represents and warrants to the Seller as follows:

     6.1. Organization and Standing of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Buyer has all required corporate power and authority to enter into this Agreement, to perform all of its agreements and obligations hereunder in accordance with its terms and to purchase the Acquired Assets and the Shares from the Seller.

     6.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and shareholders required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

     6.3. Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement will not result in any violation of or be in conflict with its Certificate of Incorporation or By-Laws, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, or be in conflict with or constitute a default under any of the foregoing.

     6.4. Government Consents, Etc.  Except for the approvals referred to in
Section 5.14 and the notice contemplated in Section 7.2, no consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of the Buyer is required in connection with the purchase of the Acquired Assets and Shares pursuant to this Agreement or the consummation of any other transaction contemplated hereby.

     6.5. Purchase for Investment. The Buyer is purchasing the Shares for investment and not with a view to any public resale or other distribution thereof. The Buyer acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares.

     6.6. Brokers. Except for Bear, Stearns & Co., Inc., whose fees and expenses will be paid by the Buyer, no finder, broker, agent or other intermediary has worked for or on behalf of the Buyer in connection with the negotiation or consummation of the transactions contemplated hereby.


                                   Article 7
                                   ---------

                 Certain Regulatory Approvals; Deferred Closing
                 ----------------------------------------------

     7.1. Hart-Scott-Rodino Act. As promptly as practicable, and in any event within five (5) business days following the execution and delivery of this Agreement by the parties, the Seller and the Buyer shall each prepare and file any required notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the transactions contemplated hereby; the Seller and the Buyer shall request early termination of the waiting period thereunder; and the Seller and the Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filings.

     7.2. Investment Canada Act. As promptly as practicable, and in any event within five (5) business days following the execution and delivery of this Agreement by the parties, the Buyer will file notice of the proposed acquisition of the Shares as required under the Investment Canada Act (Canada) (the "Investment Canada Act"). The Seller will have a reasonable opportunity to comment on the notice prior to its being filed. The Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filings.

     7.3. Deferred Canadian Closing.

           (a) The Buyer and the Seller agree that, in the event that the waiting period under the HSR Act has been terminated or waived, but the Buyer or the Seller has not received either: (i) a notice from Investment Canada advising that the purchase and sale of the Shares as contemplated hereby is not reviewable under the Investment Canada Act; or (ii) a notice from the minister under the Investment Canada Act that he is satisfied (unless the minister is deemed to be satisfied) that the purchase and sale of the Shares contemplated hereby is likely to be of net benefit to Canada (either of (i) or (ii), the "Canadian Approval"), then they will complete the transfer of the Acquired Assets and Assumed Obligations at the time contemplated by Section 4.1 (the "First Closing"), but will defer the transfer of the Shares until the fifth business day after receipt of the Canadian Approval, or such other time as the Buyer and Seller may agree (the "Second Closing"). At the First Closing the Buyer shall pay the Purchase Price contemplated by Section
      3.1 less the sum of $6,000,000. At the Second Closing the Buyer shall pay the Seller $6,000,000 plus interest on such amount, at a rate equal to LIBOR (as defined in Article 18) plus 4% from the First Closing to the Second Closing.

           (b) In the event of a deferred closing for the transfer of the Shares, the Purchase Price will be adjusted as provided in Section 3.2 as if the Shares had been transferred at the First Closing. In addition, at the Second Closing the Seller will deliver the certificate referred to in
      Section 9.10.

           (c) In the event of a deferred closing for the transfer of the Shares, the Seller will operate Heath Canada for the benefit of the Buyer until the Second Closing. In order to implement the foregoing, at the First Closing the Buyer and the Seller will enter into a Transitional Services Agreement in the form of Exhibit A hereto (the "Transitional Services Agreement").


                                   Article 8
                                   ---------

                      Conduct Of Business Pending Closing
                      -----------------------------------

     The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     8.1. Full Access. The Seller shall, and shall cause Heath Canada to, afford to the Buyer and its authorized representatives such access during normal business hours to all properties, books, records, contracts and documents of the Heath Business as the Buyer shall reasonably request in connection with its review of the Heath Business, and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the Heath Business as the Buyer may reasonably request. The foregoing access will include cooperation required to perform any environmental studies. Any such investigation shall be on reasonable prior notice and shall be carried out in such a manner as to minimize any disruption of the Heath Business.

     8.2. Carry on in Regular Course. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in any Schedule to this Agreement, the Seller shall, and shall cause Heath Canada to, carry on the Heath Business in the ordinary course substantially in the same manner as heretofore.

     8.3. No Dividends, Issuances, Repurchases, Etc. Except as may be contemplated by Section 11.7, the Seller shall not permit Heath Canada to declare or pay any dividends on, or make any other distribution in respect of, any shares of its capital stock, or to issue, purchase, redeem or acquire for value any shares of its capital stock.

     8.4. No General Increases. Except for any increase required under the terms of any employment agreement or benefit plan referred to in Section 5.12 and any increase in compensation that will not constitute an Assumed Obligation or an obligation of Heath Canada after the Closing, the Seller shall not, and shall not permit Heath Canada to, (i) except for annual pay increases consistent with past practice, grant any general or uniform increase in the rates of pay of employees of the Heath Business, or (ii) grant any general, uniform or individual increase in the benefits under any bonus or pension plan or other contract or commitment for the benefit of any employee of the Heath Business, or to increase the compensation payable or to become payable to officers, key salaried employees or representatives of the Heath Business, or
(iii) increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or representatives.

     8.5. Sale of Capital Assets. Except as may be otherwise contemplated by this Agreement, the Seller shall not, and shall not permit Heath Canada to, sell or otherwise dispose of any capital assets of the Heath Business with a book value in excess of $10,000.

     8.6. Insurance. The Seller shall, and shall cause Heath Canada to, maintain insurance coverage for the Heath Business comparable to the insurance coverage currently in effect.

     8.7. Preservation of Organization. Except as may be otherwise contemplated by this Agreement, the Seller shall, and shall cause Heath Canada to, use reasonable efforts under the applicable circumstances to keep the organization and material business relationships of the Heath Business intact in all material respects.

     8.8. Advice of Change. The Seller shall advise the Buyer in writing, promptly after becoming aware thereof, of any material adverse change in the condition, operations or assets of the Heath Business.

     8.9. No Shopping.  Prior to any termination of this Agreement pursuant to
Article 16 hereof, the Seller shall not, and shall not permit Heath Canada to, solicit or enter into any agreement with respect to the issuance or sale of any capital stock of Heath Canada, or the sale of any substantial portion of the Heath Business or of the Acquired Assets or any of the Shares, or any merger or other business combination of the Seller (solely as it relates to the Heath Business) or Heath Canada, to or with any Person other than the Buyer.


                                   Article 9
                                   ---------

                  Conditions Precedent To Buyer's Obligations
                  -------------------------------------------

     The obligation of the Buyer to consummate the Closing is subject to the satisfaction prior to or at the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     9.1. Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing ((a) except for such representations and warranties which are qualified by their terms by a reference to materiality or to a Material Adverse Effect, which representations and warranties as so qualified shall be correct in all respects when made and shall be correct in all respects at and as of the Closing and (b) except to the extent that such representations and warranties are no longer correct due to the consummation prior to the Closing of transactions not prohibited hereby).

     9.2. Compliance with Agreement. The Seller shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing.

     9.3. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.4. Resignations of Directors. Effective as of the Closing Date, the directors of Heath Canada shall have resigned their positions with Heath Canada and shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Buyer shall have reasonably requested.

     9.5. HSR Clearance. All required filings under the HSR Act shall have been completed, and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, all applicable time limitations under the HSR Act shall have expired without the objection of such federal authorities.

     9.6. Transitional Services Agreement. In the event that the Buyer and the Seller defer the transfer of the Shares as contemplated by Section 7.3, the Seller shall have entered into the Transitional Services Agreement, and the Transitional Services Agreement shall be in full force and effect.

     9.7. Lease of Heath Headquarters. The Seller shall have executed and delivered to the Buyer a lease of the Heath Headquarters, in a form reasonably satisfactory to Buyer and Seller (the "Spring Street Lease"), containing the following terms:

           (a) Such lease will allow usage of the space and all facilities by the Buyer at the Heath Headquarters for the 60-day period immediately following the Closing, with rent set at $1,700,000 (inclusive of those services and utilities described on Schedule 9.7) on an annual basis (i.e., rent for such 60-day period shall be $283,333); and

           (b) such lease shall permit the Buyer to elect, by delivery of written notice to the Seller within thirty (30) days after the Closing, to remain in a portion of the Spring Street Lease representing approximately 40% of the total space in the Heath Headquarters (which the Buyer and the Seller contemplate will be on the first floor of the Heath Headquarters), for a period to be specified in such notice and not to exceed four (4) months after the expiration of the sixty (60) day period referred to above; in the event the Buyer elects such an extension, (i) the rent shall be reduced to $56,667 for each additional month of occupancy, and shall continue to be inclusive of those services and utilities described on Schedule 9.7 that are still applicable to Buyer's remaining operations at the Heath Headquarters, and (ii) the Buyer and the Seller shall cooperate to accommodate both the remaining operations of the Buyer at the Heath Headquarters and the Seller's use of that portion of the Heath Headquarters vacated by the Buyer.

     9.8. No Material Change. There shall not have occurred any casualty loss to any plant or equipment in excess of $5,000,000 that has caused or will cause a Material Adverse Effect that is not adequately covered by insurance. The Buyer agrees that the proceeds of any such insurance will constitute an Acquired Asset.

There shall not have occurred any failure of the information systems (hardware and software) currently used to manage the functions upon which the Heath Business depends that has caused or will cause a Material Adverse Effect.

     9.9. Certificate from Officers. Seller shall have delivered to Buyer a certificate of the Heath Division's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in Sections 9.1 and 9.2 above are true and correct.

     9.10. Canadian Tax Certificate. In the event the Shares are to be transferred at the Closing and the Seller wishes to avoid any tax withholding requirements, Seller shall have delivered to Buyer a certificate issued by the minister of national revenue pursuant to Section 116 of the Income Tax Act (Canada) in respect of the Shares, which certificate shall contain a limit of not less than the Canadian dollar value of the Purchase Price allocated to purchase of the Shares.


                                   Article 10
                                   ----------

                  Conditions Precedent To Seller's Obligations
                  --------------------------------------------

     The obligation of the Seller to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

     10.1. Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall have been correct in all material respects when made and shall be correct in all material respects at and as of the Closing.

     10.2. Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing.

     10.3. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     10.4. HSR Clearance. All required filings under the HSR Act shall have been completed, and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, all applicable time limitations under the HSR Act shall have expired without the objection of such federal authorities.

     10.5. Transitional Services Agreement. In the event that the Buyer and the Seller defer the transfer of the Shares as contemplated by Section 7.3, the Buyer shall have entered into the Transitional Services Agreement, and the Transitional Services Agreement shall be in full force and effect.

     10.6. Lease of Heath Headquarters. The Buyer shall have executed and delivered to the Seller the Spring Street Lease.


                                   Article 11
                                   ----------

          Employees, Employee Benefits and Other Transitional Matters
          -----------------------------------------------------------

     11.1. Hiring Employees.

           (a) The Buyer will offer employment as of the Closing Date (or, in the case of employees within clause (iii), as of the date of their return to active employment) to (i) all Heath Division employees on Seller's active payroll on the Closing Date excluding those employees on a leave of absence or long-term disability, (ii) all persons who are subject to outstanding employment offers from the Heath Division at Closing and
      (iii) any Heath Division employee not on Seller's active payroll on the Closing Date on account of an approved leave of absence if such employee returns to active employment with the Buyer immediately upon the conclusion of any such leave of absence or within the period required by applicable law. All such offers shall be for the same pay and comparable benefits as those in effect at Closing. Such offers and the benefits to be provided to the Assumed Employees shall recognize the date of hire and time of service with the Seller for all purposes unless inconsistent with another provision of this Article. All employees accepting such offers are referred to in this Agreement as "Assumed Employees".

           (b) The Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Assumed Employees hired by it to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. [Section Section] 2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for the Seller, unless the Buyer delivers notices under the WARN Act in such a manner and at such a time that the Seller bears no liability with respect thereto.

           (c) Nothing in this Agreement shall be construed to (i) obligate Buyer or any of its affiliates to continue in effect for any specific period of time after the Closing Date any rate of pay or any bonus or other compensation program or any benefit program, plan or arrangement for the Assumed Employees or (ii) restrict Buyer or any of its affiliates from changing any rate of pay or bonus or other compensation program or amending, modifying or terminating any benefit program, plan or arrangement under which the Assumed Employees become eligible as of the Closing Date.

     11.2. Welfare Benefit Plans -- U.S.

           (a) Liabilities Generally. Except as expressly provided otherwise in this Article 11, the Seller shall have and retain exclusive liability and responsibility for providing any and all benefits due and payable to or in respect of participants and other beneficiaries under any ERISA Plan or Non-ERISA Plan (other than a Canadian Plan) in accordance with the terms of such plans and applicable law including, without limitation,
      (i) all benefits of any kind for former or current employees of Seller who are not Assumed Employees; (ii) all benefit claims which are incurred by the Company's employees and former employees prior to the Closing Date under all ERISA Plans and Non-ERISA Plans (as defined in Section 5.12(a)) maintained by the Seller, including claims incurred before the Closing Date and not yet reported; (iii) medical coverage (to the extent provided) for individuals disabled or retired as of the Closing Date;
      (iv) benefits to all individuals entitled to benefits required to be provided by the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 607 of ERISA as of the Closing Date; and (v) continuation of benefit coverage for surviving spouses of employees (to the extent provided) who die prior to the Closing Date. In the case of health care plans maintained by the Seller, a claim shall be deemed to have been incurred when services have been rendered by the health care provider.

           (b) Medical Benefits. Commencing as of the Closing Date, the Buyer shall provide the Assumed Employees and dependents and beneficiaries thereof (the "Eligible Individuals") medical and dental benefit coverage, in each case reasonably comparable in the aggregate to the coverage provided to active employees by Seller's comparable benefit plan and without application of any exclusion for a pre-existing condition (other than conditions excluded as of the Closing Date as pre-existing conditions under Seller's medical and dental coverage) and taking into account, for purposes of any annual co-payment, deductible and limitation on benefits, the payments made under Seller's comparable benefit plan in respect of the Eligible Individuals for otherwise eligible medical and dental services in the current calendar year through the Closing Date. The Buyer shall also provide Eligible Individuals with other welfare benefit plan coverages of a kind comparable to, and under terms and conditions similar to the terms and conditions of, those welfare benefit plan coverages extended to other active employees of the Buyer employed at geographically proximate locations (or generally, if the Buyer does not currently employ anyone at the same or a nearby location).

      11.3. Welfare Benefit Plans -- Canada.

           (a) Liabilities Generally. Except as expressly provided otherwise in this Article 11, Heath Canada shall have and retain exclusive liability and responsibility for providing any and all benefits due and payable to or in respect of participants and other beneficiaries under any Canadian Benefit Plan in accordance with the terms of such plans and applicable law.

           (b) As of the Closing, the Buyer will replace with comparable benefits those benefits offered by the Seller to employees of Heath Canada and their dependents and beneficiaries (as set forth in Schedule 5.12). All such benefits to be provided shall recognize the date of hire and time of service with Heath Canada for all purposes.

      11.4. Investment Plans. The Seller will retain all liability and responsibility for the disposition of interests under the Raytheon Savings and Investment Plan (the "RAYSIP Plan") and the Raytheon Stock Ownership Plan (the "RAYSOP Plan" and, together with the RAYSIP Plan, the "Investment Plans") with respect to those employees (or their beneficiaries) of the Heath Business who, as of the Closing Date, are participants in either of the Investment Plans. No such participant will be eligible to make any contributions to the RAYSIP Plan, and neither Heath Canada nor the Seller will be obligated to make any contribution with respect to any such participant in either Investment Plan, with respect to compensation earned by such employees on or after the Closing Date. The Seller agrees that it will cause the accounts in RAYSIP of all such participants to be fully vested as of the Closing Date.

     11.5. U.S. Pension Plans.

           (a) The Assumed Employees shall be eligible to participate in a defined benefit pension plan maintained by Buyer ("Buyer's Pension Plan") subsequent to Closing with credit for plan eligibility and vesting purposes which includes their service prior to the Closing Date with Seller or Heath Canada. Contingent upon transfer of assets described in this Section 11.5, such Assumed Employees shall be entitled to an initial accrued benefit as of the Closing Date under Buyer's Pension Plan not less than each such Assumed Employee's accrued benefit under the Seller's Retirement Plans as of the Closing Date.

           (b) As promptly as practicable after the Closing Date, the Seller shall take such action as may be required to cause the trusts or other investment funds forming a part of the applicable Seller's Retirement Plan to transfer in cash to the trust forming a part of Buyer's Pension Plan an amount equal to the sum of (1) the accumulated benefit obligation arising under the applicable Seller's Retirement Plan as of the Closing Date attributable to the accrued benefits under such Seller's Retirement Plan of the Assumed Employees, and (2) an amount of interest on the amount described in clause (1), computed from the Closing Date to the date of the transfer at the interest rate assumed in the computation of such accumulated benefit obligation; provided, however, that in no event shall the total amount transferred be less than the amount required by Sections 401(a)(12) and 414(1) of the Code. For this purpose, "accumulated benefit obligation" shall be determined by Seller in accordance with generally accepted accounting principles on a basis consistent with the Seller's past practices with respect to the applicable Seller's Retirement Plan. The calculation of the amounts to be transferred under this Section 11.5(b) shall be reviewed and consented to by an actuary designated by Buyer, which consent shall not be unreasonably withheld, in advance of the actual transfer from Seller's Retirement Plans.

           Buyer and Seller shall take such actions as may be required by
      Section 6058 of the Code to ensure that the IRS receives proper notice of the transfer of assets from Seller's Retirement Plans to Buyer's Pension Plan, and such other actions as may be required pursuant to Section 414(l) of the Code.

           (c) From and after the Closing Date, Buyer shall assume and be responsible for as part of the Assumed Obligations and shall timely pay any and all benefits accrued as of the Closing Date in respect of any Assumed Employee under the terms of Seller's Excess Benefit Plan, listed in Schedule 5.12, as in effect on the Closing Date. The Seller shall have and retain exclusive liability and responsibility under all other nonqualified deferred compensation or supplemental retirement obligations of Seller with respect to the Assumed Employees.

           (d) The Buyer represents that Buyer's Pension Plan (i) has been determined by the Internal Revenue Service to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) nothing has occurred since the last such determination which would adversely affect the qualified status of Buyer's Pension Plan under
      Section 401 of the Code. The Buyer hereby agrees to and does hereby indemnify and hold Seller, Seller's Retirement Plans, and Seller's Excess Benefit Plan harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel) arising out of any (A) failure of Buyer's Retirement Plan to pay the persons entitled thereto the accrued benefits assumed by Buyer's Retirement Plan pursuant to paragraph (a) above or (B) failure of Buyer (or any excess benefit plan of Buyer) to pay the liabilities for benefits assumed pursuant to paragraph (c) above or (C) failure of Buyer's Pension Plan to be qualified under Section 401(a) of the Code or (D) any failure of any excess benefit plan of Buyer to qualify as "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The indemnification procedures set out in Section 14.3 of this Agreement shall apply for purposes of the foregoing indemnity.

           (e) The Seller represents that (i) Seller's Retirement Plans have been determined by the Internal Revenue Service to qualify under Section 401 of the Code, and (ii) nothing has occurred since the last such determination which would adversely affect the qualified status of Seller's Retirement Plans under Section 401 of the Code. The Seller hereby agrees to and does hereby indemnify and hold Buyer and Buyer's Pension Plan harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel) arising out of any (A) failure of Seller's Retirement Plans to be qualified under
      Section 401(a) of the Code, or (B) any failure of Seller's Excess Benefit Plan to qualify as "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The indemnification procedures set out in Section 14.3 of this Agreement shall apply for purposes of the foregoing indemnity.

      11.6. Tuition Reimbursement; Loan Programs. Schedule 11.6 hereto describes the Seller's tuition reimbursement program offered to employees of the Heath Business and a list of loans made by the Seller to employees of the Heath Business in order to permit them to purchase computers. The Buyer agrees that it will (i) maintain all of the Seller's commitments in effect at the Closing for tuition reimbursement with respect to the Heath Business and (ii) permit the applicable employees to repay their computer loans according to their terms.

      11.7. Intercompany Account. As previously disclosed to the Buyer, the Seller maintains the Intercompany Account pursuant to which, among other things, the Seller advances funds to the Heath Business and the Heath Business repays such advances. As of the Closing the Seller will close out the Intercompany Account and it will settle all other outstanding transactions between Heath Canada and the Seller or any other Subsidiary of the Seller.

      11.8. Third Party Consents.

           (a) To the extent that any agreement constituting part of the Acquired Assets is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or waiver of a third Person, and such consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation in the absence of obtaining such an approval, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. Each of the Buyer and the Seller shall use reasonable efforts to identify all such Acquired Assets.
      Buyer and Seller shall cooperate in using reasonable efforts to obtain all such approvals.

           (b) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained then the Seller and the Buyer will each use reasonable efforts to (i) provide to the Buyer the benefits and burdens of any such agreement, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Buyer without incurring any obligation to any other Person other than to provide such benefits to the Buyer, including without limitation the appointment of the Buyer as the agent of the Seller for purposes of such agreement, and (iii) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Seller arising from any such agreement. Without limiting the generality of the foregoing, at the request of the Buyer the Seller will enter into a distribution or similar agreement in mutually satisfactory form to implement the foregoing. Any such agreement will be terminable upon request of the Buyer.

      11.9. Canadian Bank Line. As noted in Schedule 5.8, Heath Canada has a line of credit with Royal Bank of Canada. At the request of the Buyer, to be made at least ten (10) days prior to the Closing, the Seller will either (i) cause Heath Canada to pay the line of credit in full prior to the Closing or
(ii) cause Heath Canada to leave the line of credit in place, in which case the amount outstanding at Closing will be reflected in the Net Assets calculation set forth in Section 3.2. In addition, the Buyer will replace any guaranty of the Seller outstanding with respect to this line of credit.

      11.10. Incentive Plans. Attached as Schedule 11.10 is a description of the Seller's internal sales and marketing and editorial incentive plans (the "Incentive Plans"). The Buyer agrees to assume as part of the Assumed Obligations the Seller's obligations under the Incentive Plans.


      11.11. [Intentionally Omitted.]

      11.12. Access to Books and Records.

           (a) The Buyer agrees to cooperate with and to make available to the Seller such documents, books, records or information relating to the Heath Business as the Seller may reasonably require after the Closing. The Seller agrees to cooperate with and to make available to the Buyer such documents, books, records or information relating to the Heath Business, not constituting part of the Acquired Assets, as reasonably requested by the Buyer.

           (b) The Buyer agrees to preserve and protect all books, records, files and data referred to in paragraph (a) above for a period of six (6) years after the Closing Date.

           (c) The Buyer agrees not to destroy any files or records which are subject to this Section 11.12 (i) for the period described in clause (b) of this Section 11.12, and (ii) thereafter, without giving at least thirty (30) days' notice to the Seller. Upon receipt of such notice, the Seller may (A) cause to be delivered to it the files or records intended to be destroyed, at the Seller's expense, or (B) notify the Buyer that the Seller will pay the cost of storing and maintaining such files or records (including any necessary costs of moving such files or records to a location under control of the Seller).

           (d) As soon as practicable after the Closing Date, Buyer shall receive from Seller (i) such pertinent data or information as Buyer may reasonably require to determine the Assumed Employees' accrued benefits under Seller's Retirement Plans, (ii) such information concerning each Assumed Employee's period of employment with Seller as Buyer may reasonably require to determine service for eligibility and benefit accrual purposes, and (iii) such information concerning each Assumed Employee's benefit utilization under welfare benefit plans as Buyer may reasonably require to comply with Sections 11.2 and 11.3 of this Agreement.

      11.13. Use of Raytheon Name. The Buyer agrees that promptly after the Closing Date it will cease, and will cause Heath Canada to cease, using any references to the Seller or any of its Affiliates (other than Heath Canada), including any such use in connection with the use of existing supplies of labels, signs, letterhead and other printed materials, except that the Buyer and Heath Canada may use up existing stocks of such materials so long as they are stickered so as to indicate that the Heath Business is no longer affiliated with the Seller; provided, however, that the Buyer may use up existing stock of marketing materials without stickering them so long as such material is identified as coming from the Buyer.

     11.14. Certain Services. For a reasonable period of time after the Closing, at the request of the Buyer the Seller will provide services of the kind described on Schedule 11.14 hereto, all at the cost and expense of the Buyer.


                                   Article 12
                                   ----------

                                 Noncompetition
                                 --------------

     The Seller agrees that for a period of three (3) years after the Closing Date (the "Restricted Period"), none of the Seller or any Subsidiary of the Seller ("Selling

Group"), will engage directly or indirectly in competition with the Buyer or any Affiliate of the Buyer, whether individually or as a consultant, partner, owner or stockholder owning more than five percent (5%) of a corporation, in the business of publishing textbooks and educational materials developed primarily for the school and college markets in the United States and Canada (the "Restricted Business"). Notwithstanding the foregoing, nothing herein shall prohibit any member of the Selling Group from (a) owning, directly or indirectly, less than fifteen percent (15%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market, (b) directly or indirectly acquiring a business which engages in the Restricted Business if such business is 25% or less (measured by net revenues) of a larger business so acquired by such member of the Selling Group, or (c) acquiring a business which engages in the Restricted Business if such business is more than 25% (measured by net revenues) of a larger business so acquired by such member of the Selling Group, provided that such member of the Selling Group places such competitive business for sale promptly after its acquisition and uses reasonable commercial efforts to complete such sale within the Restricted Period, (d) continuing to produce and sell training materials to the Department of Defense and (e) in the case of the Seller's E-Systems Subsidiary, the continued development and marketing of its English as a second language programs ("ESL Programs"); provided, that in the event that any member of the Selling Group wishes to market such ESL Programs during the Restricted Period to the school and college markets, the Seller will provide the Buyer the first opportunity to negotiate commercially reasonable terms pursuant to which the Buyer will market such ESL Programs to such markets on an exclusive basis, and the Seller will not enter into any such arrangement with any third party without giving the Buyer notice and thirty days to match the terms of any such arrangement. In addition to the foregoing, at no time in the future will any member of the Selling Group represent to any Person that the Seller still owns or operates the Heath Business or is the successor in interest of the Heath Business.

     It is recognized by the parties hereto that damages for breaches of covenants of the nature contained in this Article 12 are difficult if not impossible precisely to prove; therefore, it is agreed that this agreement not to compete shall be enforceable by mandatory injunction, in addition to any other remedy available to the Buyer under this Agreement or at law or equity. If any of the restrictions contained in this Article 12 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions hereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Article 12 in its reduced form for all purposes in the manner contemplated hereby.

                                 Article 13
                                 ----------

                    Accounts Receivable and Product Returns
                    ---------------------------------------

     13.1. Certain Definitions. As used in this Article 13 and elsewhere in this Agreement, the following terms have the following meanings:

           (a) "Baseline Receivables" means trade accounts receivable of the Heath Business outstanding at Closing totaling $5,000,000, calculated net of all reserves for product returns relating to all trade accounts receivable of the Heath Business at Closing, consisting of (i) all trade accounts receivables of Heath Canada outstanding at Closing and (ii) trade accounts receivable of the Heath Division outstanding at Closing and mutually designated by Seller and Buyer, up to the balance of $5,000,000; and

           (b) "Seller Receivables" means all trade accounts receivable of the Seller relating to the Heath Business and outstanding at Closing, identified as part of the accounting procedures referred to in Section 3.2(d), other than any Baseline Receivables.

      13.2. Collection by the Buyer.

           (a) During the period beginning on the Closing Date the Buyer will collect all the Seller Receivables. The Buyer will provide such information relating to the Seller Receivables and the Buyer's collection efforts as the Seller may reasonably request from time to time, and will in any event deliver to Seller, at least once per month, a reasonably detailed report of collections. The Buyer will collect and manage the Seller Receivables in good faith and on a basis consistent with the past practice of the Heath Business. The Seller will reimburse the Buyer for any direct costs incurred in connection with the collection of the Seller Receivables. Any such reimbursement shall be made promptly by the Seller after receipt of appropriate supporting documentation. The Seller will designate a single representative to act as liaison with the Buyer and to monitor the Buyer's collection efforts pursuant to this Article 13.

           (b) All cash, checks or other property which the Buyer shall receive in respect of the Seller Receivables shall be held by the Buyer separate and apart from its own property and delivered, in the form received, to the Seller promptly (and no less often than weekly).

      13.3. Application of Receipts. All payments received by the Buyer from any of its customers obligated in respect of any Seller Receivable shall be applied to the applicable Seller Receivables on a basis consistent with the past practice of the Heath Business.

     13.4. Product Returns. The Buyer will be responsible for receiving product returns occurring after the Closing, including product returns relating to sales that generated Seller Receivables. The Buyer will accept or reject such returns and grant the applicable customer a credit or provide a refund on a basis consistent with the past practice of the Heath Business. Until the termination of the Buyer's obligations pursuant to Section 13.5, the Buyer will provide the Seller a monthly report of all such product returns in reasonable detail. The Buyer shall make a payment to the Seller equal to the total credit for any product returns that reduce the balance of the Seller Receivables. These payments will be made on a monthly basis.

     13.5. Termination of Payments. The Buyer's obligation to remit collections with respect to Seller Receivables and to make payments to Seller in connection with product returns shall terminate once the Seller has received an amount equal to the face amount of the Seller Receivables outstanding at Closing less the total amount of Seller Receivables written off as uncollectible with the concurrence of the Seller's liaison referred to in
Section 13.2.

     13.6. Collection by the Seller. If the Seller has not received payment from the Buyer in the full amount referred to in Section 13.5 within six (6) months after the Closing Date, thereafter the Seller shall have the right to collect all outstanding Seller Receivables in its own name. The Buyer will provide reasonable cooperation to the Seller in connection with the Seller's collection efforts. The Buyer shall remain responsible for product returns, and shall continue to remit payments and a monthly report to the Seller, as provided in Section 13.4. At such time as the Seller has received payment in full of the amount referred to in Section 13.5, either pursuant to Section 13.2(b), Section 13.4 or from collections pursuant to this Section 13.6, the Seller's right to collect the Seller Receivables shall terminate, and thereafter the Buyer shall have the right to collect any outstanding Seller Receivables and retain any amounts received thereon.

     13.7. Buyer's Acknowledgments. The Buyer acknowledges that it is acquiring the Baseline Receivables from the Seller without representation or warranty of any kind. The Buyer accepts all of the risk and responsibility for the collection and collectibility of the Baseline Receivables. The Buyer acknowledges that one of the Assumed Obligations is the Seller's liability for any returns of publications and other products previously sold in connection with the Heath Business. Similarly, the Buyer acknowledges that in purchasing the Shares it has accepted the risk that Heath Canada will experience product returns after the Closing related to pre-Closing sales.

     13.8. Access to Books and Records. The Buyer agrees that the Seller shall be entitled to visit the various offices of the Buyer related to the Heath Business and to review the Buyer's books and records relating to the Heath Business, all as required to monitor the Buyer's compliance with this Article 13 or in connection with any collection by the Seller pursuant to Section 13.6.

                                 Article 14
                                 ----------

                                  Indemnity
                                  ---------

     14.1. Indemnification by the Seller.

           (a) The Seller agrees to indemnify and hold the Buyer (and its directors, officers and employees) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including without limitation the reasonable fees and disbursements of counsel, accountants, consultants and engineers), net of insurance proceeds received (collectively, "LOSSES"), arising out of any breach by the Seller, or out of any condition that constitutes or results in a breach by the Seller, of any representation or warranty, covenant, obligation or undertaking made by the Seller in this Agreement.

           (b) No action or claim for Losses pursuant to this Section 14.1 may be brought or made unless such action or claim (a "Claim") has been specified in reasonable detail in a written notice from the Buyer to the Seller on or before March 31, 1997.

           (c) The Buyer shall not be entitled to indemnification under this
      Section 14.1 unless the cumulative amount of Losses arising from Claims asserted under Section 14.1 exceeds $2,000,000, and then only to the extent of such excess. In addition, in no event shall the aggregate liability of the Seller for Losses under this Section 14.1 exceed $30,000,000.

     14.2. Indemnification by the Buyer. The Buyer agrees to indemnify and hold the Seller (and its directors, officers and employees) harmless from and with respect to any and all Losses arising out of (a) any breach by the Buyer, or any condition that constitutes or results in a breach by the Buyer, of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement (including the assumption referred to in Article 3), or
(b) the operation of the Heath Business or the use of the Acquired Assets in the operation thereof after the Closing Date.

     14.3. Indemnification Procedures for Third Party Claims.

           (a) In the event that any party hereto (an "Indemnified Party") desires to make a claim against another party hereto (the "Indemnifying Party", which term shall include all Indemnifying Parties if there be more than one) in connection with any action, suit, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any obligation under this Article 14 except to the extent such Indemnifying Party is prejudiced by such failure. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim, and assume the defense of such Third-Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party Claim; provided, that the Indemnifying Party shall not be entitled to settle any such Third-Party Claim without the consent of the Indemnified Party unless as part of such settlement the Indemnified Party is released from all liability with respect to such Third-Party Claim.

           (b) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party pursuant hereto, but the claimant shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

     14.4. Scope of Indemnity. Except as provided in Article 15, each of the Seller and the Buyer acknowledges that, except for equitable relief, including specific performance, its sole and inclusive remedy with respect to any and all claims relating to breaches of representations, warranties and covenants shall be pursuant to the indemnification provisions of this Article 14, except with respect to any claim arising out of or based upon any of the following matters:

           (a) fraud or intentional misrepresentation;

           (b) all claims asserted by Buyer relative to any Excluded Liabilities, including Taxes; and

           (c) any failure by Seller to perform and discharge any of the Excluded Liabilities as set forth in this Agreement.

     14.5. Waiver of Statutory Claims. The Buyer hereby waives and releases the Seller from any and all Losses, known or unknown, it may have under CERCLA (as defined in Article 18) or any other statutes relating to environmental matters now or hereafter in effect or any other statute if the assertion of a right under such statute would circumvent the intended effect of Section 14.4. The Seller hereby waives and releases the Buyer from any and all Losses, known or unknown, it may have under CERCLA or any other statutes relating to environmental matters now or hereafter in effect or any other statute if the assertion of a right under such statute would circumvent the intended effect of
Section 14.4.

                                 Article 15
                                 ----------

                                 Tax Matters
                                 -----------

     15.1. Taxes of the Seller.

           (a) Except as provided in paragraph (b) below, the Seller shall remain responsible for all Taxes (as defined in Article 18) of the Seller payable in connection with the operation of the Heath Business prior to the Closing. The Seller shall also remain responsible for the filing of all related Tax Returns (as defined in Article 18).

           (b) With respect to any real property, ad valorem or similar Taxes of the Seller relating to the Heath Business and attributable to periods before and after the Closing, the Seller shall be responsible for that portion of such Taxes attributable to the period prior to the Closing and the Buyer shall be responsible for Taxes attributable to that period commencing on and after the Closing.

     15.2. Income Taxes of Heath Canada.

           (a) The Seller shall be responsible for all Income Taxes (as defined in Article 18) of Heath Canada attributable to any Tax period ending on or prior to the Closing Date. The Seller shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any Tax Returns of Heath Canada for Tax periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with the past practice of Heath Canada to the extent such practice is consistent with all applicable federal, state, provincial, local and foreign tax laws, rules and regulations. The Buyer shall pay (or cause to be paid) all Taxes shown to be due on such Tax Returns. To the extent that the total amount so paid by the Buyer or Heath Canada with respect to such Tax Returns exceeds any reserve for Income Taxes of Heath Canada set forth on the Closing Balance Sheet, the Seller shall be liable for and shall reimburse the Buyer for such excess amount within five (5) business days after receipt of notice of the payment by the Buyer.

           (b) The Seller shall be entitled to all refunds of Income Taxes of the type and for the Tax periods referred to in paragraph (a) above, except with respect to any Tax Return for which the Buyer has paid a portion of the relevant Income Taxes as provided in paragraph (a) above, in which case the Buyer shall be entitled to a PRO RATA portion of such refund based on the proportion of applicable Income Taxes paid by the Buyer.

      15.3. Non-Income Taxes of Heath Canada.

           (a) The Seller shall be responsible for all Non-Income Taxes (as defined in Article 18) of Heath Canada attributable to the period prior to the Closing, except to the extent of any reserve for Non-Income Taxes set forth on the Closing Balance Sheet.

           (b) The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any Tax Returns for Non-Income Taxes of Heath Canada that are due (including all applicable extensions) after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with the past practice of Heath Canada to the extent such practice is consistent with all applicable federal, state, provincial, local and foreign Tax laws, rules and regulations. The Buyer shall pay (or cause to be paid) all Non-Income Taxes shown to be due on such Tax Returns. The Seller shall be liable for and shall reimburse the Buyer for that portion of such Taxes for which the Seller is responsible under paragraph (a) above. Any such reimbursement shall occur within five (5) business days of receipt of notice of payment by the Buyer.

           (c) With respect to any Tax period that begins before but ends after the Closing Date, the respective allocation between the Seller and the Buyer for Non-Income Taxes of Heath Canada shall be based PRO RATA on the number of days in the applicable Tax period prior to the Closing Date as compared to the number of days in the Tax period on or after the Closing Date, or based on some other method determined by the Buyer and the Seller to be more appropriate.

           (d) The Seller shall be entitled to all refunds of Non-Income Taxes of the type and for the Tax periods referred to in paragraph (a) above, except with respect to any Tax Return for which the Buyer has paid a portion of the relevant Non-Income Taxes as provided in paragraph (b) above, in which case the Buyer shall be entitled to a PRO RATA portion of such refund based on the proportion of applicable Non-Income Taxes paid by the Buyer.

      15.4. Cooperation on Tax Matters; Conduct of Proceedings.

           (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article 15 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

      Prior to filing any Tax Returns of Heath Canada for which the Seller has agreed to indemnify the Buyer pursuant to this Article 15, the Buyer shall provide the Seller with a reasonable opportunity to review the applicable Tax Returns and obtain the prior consent of the Seller to the filing of such Tax Returns.

           (b) The Seller shall be responsible for defending any audit, litigation or other proceeding with respect to any Taxes of the Seller and Heath Canada for which the Seller is wholly or partially responsible for payment pursuant to this Article 15 and shall have the exclusive authority to negotiate, compromise and settle any such audit, litigation or other proceeding; provided that the Seller may not settle any such matter without the Buyer's consent, not to be unreasonably withheld, if the Buyer or Heath Canada will be responsible for payment of any portion of such settlement. The Seller shall keep the Buyer reasonably informed as to the progress of any such audit, litigation or other proceeding with respect to Taxes of Heath Canada. If, as a result of any such audit, litigation or proceeding Heath Canada is assessed any additional Taxes, within five (5) business days after receipt by Heath Canada of notice of assessment, the Seller shall reimburse Heath Canada for that portion of such Taxes for which the Seller is responsible under this Article 15.

      15.5. Certain Restrictions.

           (a) The Buyer agrees that it will give the Seller notice of any election it makes under Section 338 of the Code with respect to its acquisition of the Shares (a "Section 338 Election"). The Buyer agrees to reimburse the Seller for any increase in Taxes payable by the Seller (including any loss of tax benefits, such as the recharacterization of gain from capital to ordinary) resulting from the Buyer making a Section 338 Election, including an additional amount that, when added to the increase in Taxes as a result of the Section 338 Election, will result in an amount to the Seller, after Taxes, that will equal the additional cost to the Seller of the Section 338 Election.

           (b) The Buyer agrees that, in the event that the transfer of the Shares occurs prior to December 31, 1995 it will reimburse Seller for any increased tax liabilities to Seller resulting from Buyer causing or permitting Heath Canada to take or cause to be taken, any of the following actions in respect of Heath Canada: (i) the payment of an actual or constructive dividend; (ii) a sale of stock subject to Section 304 of the Code; (iii) the triggering of a deemed dividend under Section 956 or 956A of the Code; (iv) a reorganization of Heath Canada; (v) a change in accounting method; and (vi) any action in respect of Heath Canada (except in the ordinary course of business) that would increase the amount included in Seller's gross income under Section 951 of the Code for the Seller's taxable year ending December 31, 1995.


      15.6. Scope of Article 15.

           (a) Notwithstanding the provisions of Article 14, the provisions of this Article 15 (and not Article 14) shall govern the allocation of responsibility between the Seller and the Buyer for Taxes of the Heath Business.

           (b) Claims under this Article 15 may be made by the Buyer and the Seller at any time prior to the expiration of the statute of limitations applicable to the Tax matter to which the Claim relates.


                                 Article 16
                                 ----------

                                 Termination
                                 -----------

     This Agreement may be terminated by either the Buyer or the Seller in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before December 31, 1995 other than as a consequence of the intentional breach or the intentional default by the terminating party. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Seller and the Buyer. In the event of the termination and abandonment of this Agreement by the Seller or the Buyer, as herein provided, written notice thereof shall be given to the other party and this Agreement shall terminate without any further action of the parties hereto. If this Agreement is terminated as provided herein: (i) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement (as defined in Article 17); and (iii) no party shall have any liability or further obligation to any other party to this Agreement except as provided by this Article 16, and except that any termination of this Agreement pursuant to the first sentence of this Article 16 shall not relieve a defaulting or breaching party from any liability to the other party hereto. In addition, the provisions of Article 19 shall survive any termination of this Agreement.

                                 Article 17
                                 ----------

                               Confidentiality
                               ---------------

     Any and all information disclosed by the Buyer to the Seller or by the Seller or Heath Canada to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller or to the Buyer, as the case may be, shall be subject to the Confidentiality Agreement between the Buyer and the Seller (the "Confidentiality Agreement"), all of the provisions of which are incorporated into this Article 17 by this reference.


                                   Article 18
                                   ----------

                                   Definitions
                                   -----------

     As used herein the following terms not otherwise defined have the following respective meanings:

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition the term "Control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Encumbrance" means all liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

     "Income Taxes" means any Taxes based upon or related to income, including any Taxes calculated in whole or in part based upon net revenues, and, in respect of Heath Canada, including the capital tax levied under part I.3 of the Income Tax Act (Canada) and all Canadian provincial taxes.

     "Indebtedness" as applied to any Person, means all indebtedness of such Person to any other Person for borrowed money, whether current or funded, or secured or unsecured and all such Indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss.

     "Knowledge of the Seller" or "to the Seller's Knowledge" means and is limited to the actual knowledge of the following persons: Albert Bursma, Jr., Peter D'Angelo, David Dwelley, John J. Haney, Loren A. Korte, Robert Ross, Bruce E. Zimmerli, Robert J. Lain, William J. Grace, David V. Serbun, Mary P. Hunter, Michael T. Odea, John Atkocaitis, Thomas J. Flaherty, Michael J. Finn, Richard J. McCrossan, John C. Porter, Thomas F. Delano and Joseph D'Avignon.

     "LIBOR" means, with respect to any payment to be made pursuant to this Agreement, the average (rounded to the nearest 1/16th) of the rates per annum offered by three major banks in London, on the second business day in London preceding the date of payment, for 90 day dollar deposits in an amount as near as practicable to the principal amount of the payment in question.

     "Material Adverse Effect" means any material adverse effect on the operations, assets or financial condition of the Heath Business taken as a whole.

     "Non-Income Taxes" means any Taxes other than Income Taxes.

     "Permitted Encumbrances" means Encumbrances that (i) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) are mechanics', carriers', workers', repairmen's, or other similar liens that do not, individually or in the aggregate, have a Material Adverse Effect, (iii) in connection with any agreement or instrument constituting part of the Acquired Assets, relate to restrictions on transfer embodied in the terms of such agreement or instrument or (iv) with respect to the Owned Real Property, consist of easements, rights of way, zoning restrictions, restrictions on the use of real property and effects and irregularities in the title thereto, and other minor liens or encumbrances, none of which interferes materially with the use of the Owned Real Property in the ordinary course operation of the Heath Business or materially affects the value of the Owned Real Property.

     "Person" means any corporation, association, partnership, organization, business, individual, government or political subdivision thereof or governmental agency.

     "Subsidiary" with respect to any Person, means any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned (directly or indirectly) of record or beneficially by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (B) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

     "Tax" Any federal, state, provincial, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, goods and services, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, health or other tax, withholdings or other governmental charges or levies, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

     "Tax Return" Any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.


                                   Article 19
                                   ----------

                                    General
                                    -------

     19.1. Survival of Representations and Warranties. Each of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall expire on March 31, 1997.

     19.2. Arbitration. All disputes or claims arising under or in any way relating to this Agreement shall be settled by arbitration in Boston, Massachusetts before a panel of three arbitrators (with one designated by the Buyer and one by the Seller, and the third arbitrator designated by the first two) pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitrators shall be selected as prescribed above, but if they do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto. However, no arbitrator shall have the power to award punitive or multiple damages.
This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

     19.3. Expenses; Certain Taxes. Each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby. All transfer and sales taxes payable with respect to the sale of the Acquired Assets and the Shares to the Buyer shall be borne by the Buyer.

     19.4. Assigns. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party, except that (i) Buyer may assign this Agreement to a Subsidiary of Buyer and
(ii) Buyer may assign its right to acquire the Shares to a Subsidiary of Buyer for the allocated price referred to in Section 7.3. However, no such assignment shall relieve the Buyer from its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     19.5. Entire Agreement, Etc. This Agreement (including the Schedules and Exhibits and the Confidentiality Agreement) contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto. EXCEPT AS SET FORTH IN ARTICLE 5, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SALE OF THE ACQUIRED ASSETS OR SHARES HEREUNDER OR THE HEATH BUSINESS.

     19.6. Waiver of Certain Damages. EACH OF THE SELLER AND THE BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE OR MULTIPLE DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     19.7. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     19.8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of The Commonwealth of Massachusetts.

     19.9. Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

     If to the Seller, to:

             Raytheon Company
             141 Spring Street
             Lexington, Massachusetts 02173

             Attention: Joseph D'Avignon, Esq.

     with a copy sent contemporaneously to:

             John R. Utzschneider, Esq.
             Bingham, Dana & Gould
             150 Federal Street
             Boston, Massachusetts  02110

     If to the Buyer, to:

             Houghton Mifflin Company
             222 Berkeley Street
             Boston, Massachusetts 02116

             Attention:  Paul D. Weaver, General Counsel

     with a copy sent contemporaneously to:

             Goodwin, Procter & Hoar
             Exchange Place
             Boston, Massachusetts 02109

             Attention:  Richard A. Soden, Esq.

     19.10. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     19.11. Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

     19.12. Public Statements or Releases. The parties hereto each agree that prior to the Closing no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 19.12 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal obligations, provided that such disclosing party shall to the extent practicable give prior notice to the other party of the contents of, and requirement for, such disclosure.

     19.13. Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Disclosure Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

     19.14. Dollars. All references herein to "$" or "dollars" are to U.S. dollars.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the day and year first above written.

                                        RAYTHEON COMPANY

                                             /s/ David S. Dwelley
                                        By:__________________________________

                                                 David S. Dwelley
                                           Name:_____________________________

                                                 Vice President, Strategic
                                                 Business Development
                                           Title:____________________________


                                        HOUGHTON MIFFLIN COMPANY

                                             /s/ Nader F. Darehshori
                                        By:__________________________________


                                                 Nader F. Darehshori
                                           Name:_____________________________

                                                 Chairman, President and
                                                 Chief Executive Officer
                                           Title:____________________________

                                                          Exhibit A to Stock and
                                                        Asset Purchase Agreement
                                                        ------------------------


                        TRANSITIONAL SERVICES AGREEMENT

     THIS TRANSITIONAL SERVICES AGREEMENT ("Agreement") entered into as of this ____ day of _________, 1995, by and between Raytheon Company, a Delaware corporation ("Raytheon"), and Houghton Mifflin Company, a Massachusetts corporation (the "Buyer"). Raytheon and the Buyer are from time to time herein referred to as the "Parties".

     WHEREAS, pursuant to a Stock and Asset Purchase Agreement, dated as of September 25, 1995 (the "Purchase Agreement"), Raytheon has agreed to sell, and the Buyer has agreed to purchase, Raytheon's D.C. Heath and Company business, including the shares of common stock (the "Shares") of D.C. Heath, Canada, Ltd. ("HEATH CANADA");

     WHEREAS, as contemplated by Section 7.3 of the Purchase Agreement, as of the date hereof all conditions to closing under the Purchase Agreement have been satisfied or waived, but the Buyer has yet to receive the approval required under the Investment Canada Act with respect to the Shares; and

     WHEREAS, as contemplated by Section 7.3 of the Purchase Agreement, Raytheon and the Buyer wish to enter into this Agreement in order to establish the terms and conditions under which Raytheon will operate Heath Canada for the benefit of the Buyer until the Shares are transferred to the Buyer as provided in Section 7.3 of the Purchase Agreement (with the period from today to such date referred to as the "Transition Period");

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1.   Services.

     1.1. During the Transition Period, Raytheon agrees to operate the business of Heath Canada for the benefit of the Buyer. Unless otherwise directed by the Buyer, Raytheon will cause Heath Canada to operate its business in the ordinary course substantially in the same manner as heretofore. In addition, during the Transition Period Raytheon agrees to provide Heath Canada with administrative and support services as reasonably requested from time to time by the Buyer and to continue in place those health and welfare benefits plans currently offered by

Raytheon to employees of Heath Canada. The foregoing obligations of Raytheon are referred to in this Agreement as the "Services".

     1.2. Manner of Performance. Raytheon shall make all reasonable efforts to perform all Services in substantially the same manner as presently performed by it. The Buyer shall direct Raytheon as to the type, scope and level of Services it requires, and Raytheon shall provide the Services in accordance with the Buyer's directions. From time to time, and upon reasonable notice, the Buyer may direct Raytheon to modify or cease all or part of the Services it provides hereunder; and Raytheon shall thereafter modify or cease such Services in accordance with the Buyer's direction.

     2.   Other Obligations of the Parties.

     2.1. New Contracts. No new contracts or change orders to existing contracts of Heath Canada will be accepted, prepared or negotiated by Raytheon or Heath Canada without the prior approval of the Buyer. All new orders shall be made in accordance with the terms and conditions from time to time determined by the Buyer, and the Buyer shall possess the sole and absolute discretion to decide whether or not to permit Heath Canada to accept or request any new order.

     2.2. Product Returns and Credits. Raytheon will cause Heath Canada to accept product returns and grant the applicable customer a credit or provide a refund on a basis consistent with Heath Canada's past practice.

     2.3. Employees.

     2.3.1. Employer. Raytheon is entering into this Agreement and will render Services as an independent contractor. The Buyer shall not be considered the employer or joint employer of Raytheon employees. Raytheon shall be solely responsible for determining and enforcing labor policies concerning its work force, including without limitation, the hiring, firing, discipline and supervision of all its employees.

     2.3.2. Raytheon Employee Expenses and Liabilities. Raytheon shall pay all wages (including such incentive pay as the Buyer may request Raytheon to make to selected employees), benefits, taxes, expenses, fees and all other costs related to the employees necessary for the Services provided by Raytheon to the Buyer hereunder.

     2.3.3. Work. Raytheon shall use reasonable efforts to retain and/or hire the persons required to permit Raytheon to perform fully its duties and obligations hereunder. Raytheon shall use reasonable efforts to fulfill its duties and obligations hereunder unless Raytheon is unable to do so because of the Buyer's actions or decisions.

     2.4. Dividends. During the Transition Period Raytheon shall not permit Heath Canada to declare or pay any dividends on, or make any other distribution in respect of, any shares of its capital stock, or to issue, purchase, redeem or acquire for value any shares of its capital stock.

     2.5. Buyer Representative. The Buyer shall designate a single representative to act as liaison with Raytheon and to monitor the performance by Raytheon of its obligations under this Agreement (the "Buyer
Representative"). The Buyer shall cause the Buyer Representative to be available at all times during normal business hours and, to the extent requested by the Buyer, Raytheon shall cause Heath Canada to provide office space to the Buyer Representative at its headquarters. Any consent or decision made by the Buyer Representative shall be binding on the Buyer.

     2.6. Reports. Raytheon shall furnish the Buyer with those current sales, production, inventory, materials and other reports which it heretofore has normally produced with respect to the operation of Heath Canada, as well as such additional reports as are reasonably requested by the Buyer.

     2.7. Access to Operations. Raytheon shall cause Heath Canada to provide the Buyer with access to its offices during normal business hours.

     3. Compensation.

     3.1. Amount. The Buyer shall pay or reimburse Raytheon an amount equal to Raytheon's direct and indirect labor, materials, applicable overhead costs and other costs and charges (excluding normal depreciation and amortization but including any other intercompany charges consistent with past practices) reasonably incurred by Raytheon in connection with the Services, excluding any profit thereon.

     3.2. Manner of Payment. Within twenty days of the close of each fiscal month during the Transition Period, Raytheon and the Buyer shall settle all open accounts arising from the transactions described in this and any other section of this Agreement. Thereafter, such settlements shall continue monthly or at such other intervals as the parties may agree.

     4. Compliance With Laws, Etc. Neither of the Parties shall violate, or cause to be violated, any law, regulation, or the terms of any contract or agreement, in the course of performance of this Agreement. During the term of this Agreement, Raytheon and its employees shall not cause the Buyer and the Buyer and its employees shall not cause and will not direct Raytheon or Heath Canada or their employees to violate any law, regulation or other legal obligation. Further, neither party hereto nor their employees shall do any act or follow any direction that will cause them to violate any law, regulation or other legal obligation.

     5. Indemnification. Except as may otherwise be expressly provided in the Purchase Agreement, each Party shall indemnify and hold harmless the other from and against any and all causes of action or claims arising from any breach by the indemnifying party of this Agreement, or from the violation by the indemnifying party of any applicable law, regulation, or the terms of any contract.

     6. Insurance. During the Transition Period Raytheon shall cause Heath Canada to maintain the insurance currently in place or equivalent insurance. Raytheon and the Buyer shall each maintain statutory workers' compensation insurance (covering their respective employees), employer liability insurance and other insurance in such amounts as are usual and customary for each. Raytheon's insurance programs include significant deductibles and retention amounts and any losses charged or accrued against such items shall be included in or accrued for in the Costs.

     7. Term. This Agreement shall expire at the end of the Transition Period, unless extended by mutual agreement of the Parties.

     8. Miscellaneous.

     8.1. Arbitration. All disputes or claims arising under or in any way relating to this Agreement shall be settled by arbitration in Boston, Massachusetts before a panel of three arbitrators (with one designated by the Buyer and one by Raytheon, and the third arbitrator designated by the first two) pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitrators shall be selected as prescribed above, but if they do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto. However, no arbitrator shall have the power to award incidental, consequential or special (including punitive or multiple) damages. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

     8.2. Assigns. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party, except that the

Buyer may assign this Agreement to any of its subsidiaries but no such assignment shall relieve the Buyer of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     8.3. Entire Agreement, Etc. This Agreement and the Purchase Agreement (including the Schedules and Exhibits thereto and the Confidentiality Agreement referred to therein) contains the entire understanding of the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

     8.4. Waiver of Certain Damages. EACH OF RAYTHEON AND THE BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO INCIDENTAL, CONSEQUENTIAL OR SPECIAL (INCLUDING PUNITIVE OR MULTIPLE) DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     8.5. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     8.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of The Commonwealth of Massachusetts.

     8.7. Notices. All notices, requests, payments, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

     If to Raytheon, to:

             Raytheon Company
             141 Spring Street
             Lexington, Massachusetts 02173

             Attention: Joseph D'Avignon, Esq.

     with a copy sent contemporaneously to:

             John R. Utzschneider, Esq.
             Bingham, Dana & Gould
             150 Federal Street
             Boston, Massachusetts  02110

     If to the Buyer, to:

             Houghton Mifflin Company
             222 Berkeley Street
             Boston, Massachusetts  02116


             Attention: Paul D. Weaver, Esq.,
                        General Counsel


     with a copy sent contemporaneously to:

             Goodwin, Procter & Hoar
             Exchange Place
             Boston, Massachusetts  02109

             Attention: Richard A. Soden, Esq.

     8.8. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     8.9. Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "section" or "subsection." The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

     8.10. Public Statements or Releases. The Parties hereto each agree that prior to the end of the Transition Period no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 8.10 shall prevent either Party from making such public announcements as such Party may consider necessary in order to satisfy such Party's legal obligations, provided that such disclosing Party shall to the extent practicable give prior notice to the other party of the contents of, and requirement for, such disclosure.

     8.11. Force Majeure. If either of the Parties is prevented from performing its obligations hereunder due to force majeure such as wars, civil riots, strikes, labor controversies, fires, acts of God, governmental restrictions, or other circumstances beyond its control, the party prevented from performing by such event shall promptly notify the other party of the impossibility of performing this Agreement, in which event such performance shall be excused and no compensation or damages shall be attributable to such nonperformance.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

                                        RAYTHEON COMPANY


                                        By:__________________________________

                                        Title:_______________________________


                                        HOUGHTON MIFFLIN COMPANY



                                        By:__________________________________

                                        Title:_______________________________